Exhibit 2.1

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

This First Amendment (this “Amendment”) to the Purchase and Sale Agreement (the “Agreement”), dated as of March 7, 2015, by and among Alkermes Pharma Ireland Limited, a private limited company incorporated in Ireland (“APIL”), Daravita Limited, a private limited company incorporated in Ireland (“Daravita”), Eagle Holdings USA, Inc., a Delaware corporation (“Eagle Holdings”, and together with APIL, “Sellers”), Recro Pharma, Inc., a Pennsylvania corporation (“Recro”) and Recro Gainesville LLC, a Massachusetts limited liability company and wholly-owned subsidiary of Recro (as successor to Recro Pharma LLC, together with Recro, “Purchasers”), is dated December 8, 2016.

RECITALS

WHEREAS, Sellers and Purchasers entered into the Agreement as of March 7, 2015; and

WHEREAS, pursuant to Section 11.9 of the Agreement, Sellers and Purchasers desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

ARTICLE II

AMENDMENT

2.1 Exhibit E. Section 2.1(a) of Exhibit E is hereby amended and restated as follows:

“(a) Development Milestone Earn-Out Consideration.

(i) The following amounts (“Development Milestone Earn-Out Consideration”) shall be payable in accordance with Section 2.8 of the Agreement and this Exhibit E upon achievement of the following events (“Development Milestones”) by Purchaser and its Affiliates, licensees and sublicensees, and shall be non-refundable and non-creditable and not subject to deduction or set-off:

Development Milestone	Amount of Development Milestone Earn-Out Consideration (U.S. Dollars)
Submission of an NDA for the first Earn-Out Product (the “Submission Milestone”)	$10,000,000.00
Approval of an NDA for the first Earn-Out Product (the “Approval Milestone”)	$30,000,000.00

(ii) Subject to Section 2.1(a)(iii) below, Purchaser shall notify and pay to APIL each Development Milestone Earn-Out Consideration payment within thirty (30) calendar days after the occurrence of the corresponding Development Milestone.

(iii) Purchaser may, at Purchaser’s option, elect to defer payment of the Ten Million U.S. Dollars ($10,000,000.00) otherwise due upon achievement of the Submission Milestone by providing written notice of such election to APIL within thirty (30) calendar days after achievement of the Submission Milestone (“Deferral Option”). If Purchaser chooses the Deferral Option, Purchaser shall pay Forty Five Million U.S. Dollars ($45,000,000.00) within thirty (30) calendar days of the occurrence of the Approval Milestone in satisfaction of all Development Milestone Earn-Out Consideration obligations. Each payment made pursuant to Section 2.1(a) of this Exhibit E shall be made by wire transfer of immediately available funds to such account or accounts as are designated in writing by APIL.”

ARTICLE III

GENERAL

3.1 Effect of Amendment. The Agreement is amended as set forth in this Amendment. Except as specifically provided for in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect. Each reference in the Agreement to “hereof,” “hereunder” and “this Agreement” shall, from and after the date of this Amendment, refer to the Agreement, as amended by this Amendment. Each reference in the Agreement to the “date of the Agreement” or similar references (such as “to the date hereof”) shall refer to March 7, 2015.

3.2 Miscellaneous Provisions. The provisions of Article XI of the Agreement shall apply mutatis mutandis to this Amendment and to the Agreement as modified by this Amendment.

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IN WITNESS WHEREOF, this Amendment has been signed by or on behalf of each of the parties set forth below as of the day first above written.

ALKERMES PHARMA IRELAND LIMITED

By:	/s/ Shane Cooke
Name: Shane Cooke
Title: Director

DARAVITA LIMITED

By:	/s/ Shane Cooke
Name: Shane Cooke
Title: Director

EAGLE HOLDINGS USA, INC.

By:	/s/ Michael Landine
Name: Michael Landine
Title: Director

RECRO PHARMA, INC.

By:	/s/ Gerri Henwood
Name: Gerri Henwood
Title: President and Chief Executive Officer

RECRO GAINESVILLE LLC

By:	/s/ Scott Rizzo
Name: Scott Rizzo
Title: President

[Signature Page to First Amendment to Purchase and Sale Agreement]